Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PREFERRED STOCK

OF

GIGOPTIX, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

GigOptix, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company (the “Board”) at a meeting held on December 15, 2014, in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware:

WHEREAS, the Board of Directors of the Company (the “Board”) previously adopted a resolution authorizing the creation and issuance of a series of preferred stock (the “Preferred Stock”) designated as the “Series A Junior Preferred Stock” (the “Series A Junior Preferred Stock”) and the Certificate of Designation for the Series A Junior Preferred Stock was filed with the Secretary of State of the State of Delaware on December 19, 2011 (the “Certificate of Designation”); and

WHEREAS, on December 15, 2014, the Board approved and adopted the following resolution for purposes of amending certain provisions of the Series A Junior Preferred Stock, including increasing the total number of authorized Series A Junior Preferred Stock from 300,000 shares to 750,000 shares.

NOW THEREFORE, BE IT RESOLVED, that, pursuant to the authority expressly vested in the Board and in accordance with the provisions of the Certificate of Incorporation, as amended (the “Charter”) and the General Corporation Law of the State of Delaware, the Certificate of Designation for the Series A Junior Preferred Stock shall be amended and the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations or restrictions thereof are as follows:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Preferred Stock” and the number of shares constituting such series shall be 750,000. Such number of shares may be increased or decreased by resolution of the Board; provided, however, that no decrease will reduce the number of shares of Series A Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into or exercisable for shares of Series A Junior Preferred Stock.

Section 2. Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share, of the Company (the “Common Stock”), and of any other class of stock ranking junior to the Series A Junior Preferred Stock with respect to the payment of dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash (except as otherwise provided below) on such dates as are from time to time established for the payment of dividends on the Common Stock (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock (the “First Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to, subject to the provision for adjustment hereinafter set forth, the greater of (i) $1 and (ii) one thousand (1,000) times the aggregate per share amount of all cash dividends, and one thousand (1,000) times the aggregate per share amount (payable in kind) of all non cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the First Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Company shall at any time declare or pay any dividend or make any distribution on Common Stock payable in shares of Common Stock, or effect a subdivision or a combination, consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Company shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock). Each such dividend on the Series A Junior Preferred Stock will be payable immediately prior to the time at which the related dividend on the Common Stock is payable.

Section 3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

(a) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to one thousand (1,000) votes on all matters submitted to a vote of the holders of the Common Stock. In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or a combination or consolidation of the outstanding shares of Common

Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock shall be entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Capital Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in the Company’s Charter or any other Certificate of Designation creating a series of Preferred Stock or any similar stock, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(c) Except as otherwise set forth herein, or as otherwise provided by law, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

Section 4. Certain Restrictions.

(a) Whenever dividends or distributions payable on the Series A Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) (“Junior Stock”) to the shares of Series A Junior Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any Junior Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such Junior Stock in exchange for shares of any Junior Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series or classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the board of directors of such corporation or other entity or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

Section 5. Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their cancellation shall become authorized but unissued shares of Preferred Stock, and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Charter, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of Series A Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to one thousand (1,000) times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (ii) to the holders of shares of stock ranking in parity (upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except distributions made ratably on the Series A Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount to which holders of Series A Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (i) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each outstanding share of Series A Junior Preferred Stock shall at the same time be similarly exchanged for or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or a combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock), into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series A Junior Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

Section 10. Amendment. The provisions hereof and the Restated Certificate of Incorporation, as amended, of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds (2/3) or more of the outstanding shares of Series A Junior Preferred Stock, voting together as a single class.

Section 11. Fractional Shares. Series A Junior Preferred Stock may be issued in fractions of shares which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Preferred Stock.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed by its duly authorized officer this 15th day of December, 2014.

GIGOPTIX, INC.

By:	/s/ Dr. Avi Katz
Name: Dr. Avi Katz
Title: President and Chief Executive Officer